Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2008 RESULTS
DALLAS — (BUSINESS WIRE) — August 5, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2008. Company highlights for the second quarter include:
Financial Highlights
•	Revenues of $49.0 million increased $2.1 million or approximately 5 percent from the second quarter of 2007.

•	Second quarter 2008 net income was $1.2 million or $0.05 per diluted share versus $0.8 million or $0.03 per diluted share in the second quarter of the prior year.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $14.3 million increased approximately 7 percent from the prior year period.

•	Adjusted EBITDAR margin of 29.2 percent improved 60 basis points from the second quarter of 2007.

•	Adjusted net income was $1.3 million or $0.05 per diluted share in the second quarter of 2008 compared to adjusted net income of $1.2 million or $0.04 per diluted share in the second quarter of 2007. Adjusted net income for the second quarter of 2008 excludes a small residual write-off of due diligence costs related to a potential acquisition that the Company terminated in the first quarter. Adjusted net income for the second quarter of 2007 excludes a write-off of approximately $0.2 million of deferred loan costs as a result of refinancing $30.0 million of mortgage debt to fix and reduce the interest rate and excludes an approximate $0.2 million non-cash charge related to additional depreciation and amortization expense upon finalizing the purchase price allocation for eight communities acquired in 2006 by two joint ventures.

•	Adjusted cash earnings (net income plus depreciation and amortization) for the second quarter of 2008 were $4.4 million or $0.16 per diluted share versus $3.9 million or $0.15 per diluted share for the second quarter of 2007, with the adjustments noted above.
Operational Highlights
•	Average physical occupancy rate for the 61 stabilized communities was 87 percent.

•	Operating margins (before property taxes, insurance and management fees) were 48.7 percent in stabilized independent and assisted living communities.

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•	At communities under management, same-store revenue increased 2.3 percent versus the second quarter of 2007 as a result of a 5.0 percent increase in average monthly rent. Same-community expenses increased 2.6 percent and net income increased 1.9 percent from the comparable period of the prior year. Incremental EBITDAR margin on same-store revenue increases was approximately 33 percent.
“We continue to focus on increasing shareholder value through the successful execution of our 2008 Business Plan,” said James A. Stroud, Chairman of the Company. “Despite a challenging operating environment, year-over-year results include a revenue increase of 5 percent, EBITDAR growth of 7 percent and a 60 basis point improvement in EBITDAR margin.”
OPERATING AND FINANCIAL RESULTS
For the second quarter of 2008, the Company reported revenue of $49.0 million, compared to revenue of $46.9 million in the second quarter of 2007, an increase of approximately $2.1 million or 5 percent. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $1.1 million, or 3 percent. The number of consolidated communities increased from 49 in the second quarter of 2007 to 50 in the second quarter of 2008 with the addition of the Whitley Place community which was leased on January 31, 2008. Financial occupancy of the consolidated portfolio averaged 86.0 percent in the second quarter of 2008 with an average monthly rent of $2,456 per occupied unit. Affiliated management services revenue increased from $0.6 million in the second quarter of 2007 to $1.7 million in the second quarter of 2008, due to development and pre-marketing fees earned on three communities in joint ventures.
Revenues under management increased approximately 1 percent to $55.1 million in the second quarter of 2008 from $54.3 million in the second quarter of 2007. Revenues under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. There were 64 communities under management in both periods.
Operating expenses increased by $0.7 million from the second quarter of 2007. As a percentage of resident and healthcare revenues, operating expenses were 61.5 percent.
General and administrative expenses of $3.7 million exceeded the second quarter of the prior year by approximately $0.5 million. Nearly all of the increase was due to an unusually high rate of health insurance claims during the current quarter. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. Claims during the quarter, were unusually high, exceeding claims recorded in the second quarter of 2007 by approximately $0.5 million. As a percentage of revenues under management, general and administrative expenses were 5.9 percent in the second quarter of 2008, excluding the effect of the health insurance claims.

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Facility lease expenses were $6.3 million in the second quarter of 2008, approximately $0.3 million higher than the second quarter of 2007, reflecting 25 leased communities this quarter versus 24 last year, along with increases in contingent rent. The Company has reclassified the amortization of deferred gains on sale leaseback transactions from gain on sale of assets to a reduction of facility lease expense to better conform with industry practice.
Depreciation and amortization expense increased $0.3 million from the second quarter of the prior year, as a result of capital improvements at certain of the Company’s owned and leased facilities along with depreciation incurred this quarter related to new information systems which became operational on January 1, 2008.
Adjusted EBITDAR for the first quarter of 2008 was approximately $14.3 million, an increase of 7 percent from $13.4 million in the second quarter of 2007. Adjusted EBITDAR margin was 29.2 percent for the period, a 60 basis point improvement from the comparable period of the prior year.
Interest income was $0.1 million in the current quarter as the Company earned interest on cash balances and lease deposits. Interest expense was $3.0 million in the second quarter of 2008, compared to $3.2 million in the second quarter of 2007, reflecting lower debt outstanding due to principal amortization.
The Company reported a pre-tax profit of approximately $2.0 million in the second quarter of 2008 compared to a pre-tax profit of approximately $1.2 million in the second quarter of 2007. Adjusted pre-tax profit for the second quarter of 2008 was $2.1 million, excluding a small write-off of residual due diligence costs. Adjusted pre-tax profit for the second quarter of 2007 was $1.8 million, excluding the write-off of deferred loan costs and non-cash charges for two joint ventures.
The Company reported net income of $1.2 million or $0.05 per diluted share in the second quarter of 2008 versus net income of $0.8 million or $0.03 per diluted share in the second quarter of 2007. Excluding the adjustments noted above, the net income of $0.05 per diluted share in the second quarter of 2008 compares to net income of $0.04 per diluted share in the second quarter of 2007.
On this same basis, adjusted cash earnings (net income plus depreciation and amortization) were $4.4 million or $0.16 per diluted share in the second quarter of 2008, versus $3.9 million or $0.15 per diluted share in the second quarter of 2007.
For the first six months of 2008, the Company produced revenue of $97.5 million, compared to revenue of $93.1 million in the first six months of 2007, an increase of $4.4 million or approximately 5 percent. Adjusted EBITDAR for the first six months of 2008 was $28.7 million, an increase of $2.1 million or 8 percent from the $26.6 million reported for the first six months of 2007.
With the adjustments noted above, the Company’s results improved from net income of $2.2 million in the first six months of 2007 to net income of $2.8 million in the first six months of 2008. Cash earnings on this basis grew from $7.7 million, or $0.29 per

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diluted share, in the first six months of 2007 to $8.9 million, or $0.33 per diluted share, in the first six months of 2008.
“Despite declines in occupancy, we have been able to continually improve our operating margins,” said Lawrence A. Cohen, Chief Executive Officer. “We are demonstrating positive results from leveraging our operating platform, increasing rents and tightly controlling expenses. Our 2008 Business Plan is focused on increasing capacity and levels of care along with steady improvement in net operating income per occupied unit.”
CAPITAL OVERVIEW AND FINANCING
Capital expenditures in the second quarter of 2008 were approximately $1.9 million. Of this amount, approximately $1.1 million represented maintenance spending at the property level. If annualized, this rate of spending would equal approximately $648 per unit.
The Company ended the quarter with approximately $26.1 million of cash and cash equivalents and approximately $187.5 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent.
RECENT DEVELOPMENTS
On May 29, 2008, the Company announced that a Special Committee of its Board of Directors had engaged Banc of America Securities LLC (“BAS”) as its financial advisor to assist the Special Committee in exploring and considering a range of strategic alternatives for the Company. BAS is a nationally recognized investment banking firm with expertise in the senior living industry and is prominent in both healthcare and real estate.
2Q08 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s second quarter 2008 financial results. The call will be held on Wednesday, August 6, 2008 at 11:00 a.m. Eastern Time.
The call-in number is 913-312-0701, confirmation code 7952446. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer. To pre-check your system compatibility prior to the event go to this link: http://www.investorcalendar.com/aboutus/HelpDesk.asp
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 6, 2008 at 2:00 pm Eastern Time, until August 13, 2008 at 8:00 p.m. Eastern Time. To access the conference call

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replay, call 719-457-0820, confirmation code 7952446. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,400 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 2 communities it manages for third parties. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc., at 646-653-1854 for more information.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,068	$23,359
Accounts receivable, net	4,899	3,232
Accounts receivable from affiliates	2,050	846
Federal and state income taxes receivable	1,242	2,084
Deferred taxes	869	996
Assets held for sale	354	1,011
Property tax and insurance deposits	7,815	7,860
Prepaid expenses and other	3,077	4,526

Total current assets	46,374	43,914
Property and equipment, net	307,716	310,442
Deferred taxes	12,349	12,824
Investments in limited partnerships	7,224	6,199
Other assets, net	16,507	16,674

Total assets	$390,170	$390,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,646	$1,201
Accrued expenses	13,687	13,561
Current portion of notes payable	13,291	9,035
Current portion of deferred income	5,374	5,174
Customer deposits	1,819	2,024

Total current liabilities	35,817	30,995
Deferred income	21,661	23,168
Notes payable, net of current portion	179,305	185,733
Commitments and contingencies Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 26,632 and 26,596 in 2008 and 2007, respectively	266	266
Additional paid-in capital	129,653	129,159
Retained earnings	23,468	20,732

Total shareholders’ equity	153,387	150,157

Total liabilities and shareholders’ equity	$390,170	$390,053

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Resident and health care revenue	$42,727	$41,627	$85,571	$82,932
Unaffiliated management services revenue	46	73	88	161
Affiliated management services revenue	1,736	632	3,169	1,171
Community reimbursement revenue	4,523	4,549	8,721	8,843

Total revenues	49,032	46,881	97,549	93,107
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	26,265	25,534	52,871	50,919
General and administrative expenses	3,710	3,165	7,328	6,300
Facility lease expense	6,319	5,997	12,455	11,717
Stock-based compensation expense	264	229	493	480
Depreciation and amortization	3,082	2,781	6,115	5,526
Community reimbursement expense	4,523	4,549	8,721	8,843

Total expenses	44,163	42,255	87,983	83,785

Income from operations	4,869	4,626	9,566	9,322
Other income (expense):
Interest income	96	204	223	355
Interest expense	(3,041)	(3,170)	(6,106)	(6,455)
(Loss) gain on sale of assets	(4)	15	596	82
Write-off of deferred loan costs	—	(351)	—	(538)
Other income (expense)	99	(108)	152	(53)

Income before provision for income taxes	2,019	1,216	4,431	2,713
Provision for income taxes	(773)	(446)	(1,695)	(1,023)

Net income	$1,246	$770	$2,736	$1,690

Per share data:
Basic net income per share	$0.05	$0.03	$0.10	$0.06

Diluted net income per share	$0.05	$0.03	$0.10	$0.06

Weighted average shares outstanding — basic	26,349	26,182	26,345	26,165

Weighted average shares outstanding — diluted	26,670	26,680	26,648	26,658

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 08	Q2 07	Q2 08	Q2 07	Q2 08	Q2 07
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	3,926	3,926	3,503	3,503
Leased	25	24	3,775	3,710	3,152	3,105
Joint Venture communities (equity method)	12	12	1,406	1,406	1,221	1,221
Third party communities managed	2	3	294	502	239	408

Total	64	64	9,401	9,544	8,115	8,237

Independent living			6,505	6,713	5,569	5,738
Assisted living			2,241	2,176	1,928	1,881
Continuing Care Retirement Communities			655	655	618	618

Total			9,401	9,544	8,115	8,237

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	39.1%	41.8%	41.1%	43.2%	42.5%
Leased	39.1%	37.5%	40.2%	38.9%	38.8%	37.7%
Joint venture communities (equity method)	18.8%	18.8%	15.0%	14.7%	15.0%	14.8%
Third party communities managed	3.1%	4.7%	3.1%	5.3%	2.9%	5.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			69.2%	70.3%	68.6%	69.7%
Assisted living			23.8%	22.8%	23.8%	22.8%
Continuing Care Retirement Communities			7.0%	6.9%	7.6%	7.5%

Total			100.0%	100.0%	100.0%	100.0%

Selected Operating Results
I. Consolidated communities
Number of communities	50	49
Resident capacity	7,701	7,636
Unit capacity	6,655	6,608
Financial occupancy (1)	86.0%	88.7%
Revenue (in millions)	42.7	41.5
Operating expenses (in millions) (2)	23.6	23.0
Operating margin	45%	45%
Average monthly rent	2,456	2,339
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	89.3%	91.8%
Revenue (in millions)	11.7	11.6
Operating expenses (in millions) (2)	6.4	6.3
Operating margin	45%	46%
Average monthly rent	2,064	1,980
III. Communities under management
Number of communities	64	64
Resident capacity	9,401	9,544
Unit capacity	8,115	8,237
Financial occupancy (1)	86.1%	88.6%
Revenue (in millions)	55.1	54.3
Operating expenses (in millions) (2)	29.7	29.3
Operating margin	46%	46%
Average monthly rent	2,602	2,458
IV. Same Store communities under management
Number of communities	63	63
Resident capacity	9,336	9,336
Unit capacity	8,068	8,068
Financial occupancy (1)	86.1%	88.4%
Revenue (in millions)	54.8	53.5
Operating expenses (in millions) (2)	29.5	29.0
Operating margin	46%	46%
Average monthly rent	2,601	2,477

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	Communities		Resident Capacity		Units
	Q2 08	Q2 07	Q2 08	Q2 07	Q2 08	Q2 07
V. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter (3)	6.6%	5.8%
First Six Months of 2008 (3)	6.1%	5.8%
VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	187,485	190,610

Total debt	187,485	190,610

Weighted average interest rate	6.1%	6.1%

(1)	— Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	— Excludes management fees, insurance and property taxes.

(3)	— Excludes due diligence costs which were written off when a potential acquisition was terminated and costs incurred to avoid a proxy contest.

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CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Adjusted EBITDAR
Net income from operations	$4,869	$4,626	$9,566	$9,322
Depreciation and amortization expense	3,082	2,781	6,115	5,526
Facility lease expense	6,319	5,997	12,455	11,717
Unusual legal/proxy costs	1	26	178	63
Write-off of Hearthstone acquisition costs	38	—	375	—

Adjusted EBITDAR	$14,309	$13,430	$28,689	$26,628

Adjusted EBITDAR Margin
Adjusted EBITDAR	$14,309	$13,430	$28,689	$26,628
Total revenues	49,032	46,881	97,549	93,107

Adjusted EBITDAR margin	29.2%	28.6%	29.4%	28.6%

Adjusted net income and net income per share
Net income	$1,246	$770	$2,736	$1,690
Unusual legal/proxy costs, net of tax	1	16	110	39
Write-off of Hearthstone acquisition costs, net of tax	23	—	231	—
Asset held for sale impairment, net of tax	—	—	83	—
Loss (gain) on sale of assets, net of tax	2	(9)	(368)	(51)
Joint venture noncash charge, net of tax	—	157	—	154
Write-off deferred loan costs, net of tax	—	222	—	335

Adjust net income	$1,272	$1,156	$2,792	$2,167

Adjusted net income per share	$0.05	$0.04	$0.10	$0.08

Diluted shares outstanding	26,670	26,680	26,648	26,658

Adjusted cash earnings and cash earnings per share
Net income	$1,246	$770	$2,736	$1,690
Depreciation and amortization expense	3,082	2,781	6,115	5,526
Unusual legal/proxy costs, net of tax	1	16	110	39
Write-off of Hearthstone acquisition costs, net of tax	23	—	231	—
Asset held for sale impairment, net of tax	—	—	83	—
Loss (gain) on sale of assets, net of tax	2	(9)	(368)	(51)
Joint venture noncash charge, net of tax	—	157	—	154
Write-off deferred loan costs, net of tax	—	222	—	335

Adjusted cash earnings	$4,354	$3,937	$8,907	$7,693

Adjusted cash earnings per share	$0.16	$0.15	$0.33	$0.29

Diluted shares outstanding	26,670	26,680	26,648	26,658

Adjusted pretax income
Pretax income as reported	$2,019	$1,216	$4,431	$2,713
Unusual legal/proxy costs	1	$26	$178	$63
Write-off of Hearthstone acquisition costs	38	—	375	—
Asset held for sale impairment	—	—	134	—
Loss (gain) on sale of assets	4	(15)	(596)	(82)
Joint venture noncash charge	—	248	—	248
Write-off deferred loan costs	—	351	—	538

Adjusted pretax income	$2,062	$1,826	$4,522	$3,480

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